Exhibit 10.2

Prepared By:

Eric D. Rapkin, Esq.

Akerman Senterfitt

Las Olas Centre II

350 East Las Olas Boulevard, Suite 1600

Ft. Lauderdale, Florida 33301

Record and Return to:

PORT EVERGLADES INTERMODAL CONTAINER TRANSFER FACILITY

LEASE AND OPERATING AGREEMENT

THIS PORT EVERGLADES INTERMODAL CONTAINER TRANSFER FACILITY LEASE AND OPERATING AGREEMENT (the “Agreement”) is made by and between BROWARD COUNTY, a political subdivision of the State of Florida, acting by and through its Board of County Commissioners (hereinafter referred to as the “County”), and FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (hereinafter referred to as “FEC”) (and the County and FEC are individually referred to as a “Party” and collectively referred to as the “Parties”).

RECITALS

A.                                   WHEREAS, County owns and has jurisdiction over the development, operation, and maintenance of Port Everglades in Broward County, Florida, and

B.                                     WHEREAS, FEC is a rail carrier that operates in interstate commerce on lines in the State of Florida; and

C.                                     WHEREAS, County wishes to make certain land in the Southport portion of its Port Everglades facility available for the construction and operation of an ICTF as defined below; and

D.                                    WHEREAS, FEC at its expense wishes to finance, design, develop, construct, own, maintain, and operate an ICTF within the Southport area of Port Everglades; and

E.                                      WHEREAS, the County and FEC have entered into that certain Memorandum of Understanding dated August 23, 2011, as amended, that sets forth the Parties’ preliminary understanding with respect to certain terms and conditions for the proposed ICTF at Port Everglades; and

F.                                      WHEREAS, the Parties desire to enter into this Agreement with respect to the Premises hereinafter described.

COVENANTS

NOW THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated into this Agreement) and in consideration of the mutual terms, conditions, promises, covenants, and payments hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS/EXHIBITS

1.1                                 Definitions.  The following terms shall have the following meanings:

(a)                                  “Agreement” means this Agreement between FEC and the County, and all of the exhibits attached hereto, which exhibits are made a part hereof.

(b)                                 “Assignment” is defined in Section 8.1, below.

(c)                                  “Cessation of Use” is defined in Section 10.4, below.

(d)                                 “City” means the City of Hollywood, Florida.

(e)                                  “Consumer Price Index” is defined in Section 6.3, below.

(f)                                    “CPI Index Number” is defined in Section 6.3, below.

(g)                                 “CPI Multiplier” is defined in Section 6.3, below.

(h)                                 “Days” shall mean calendar days, unless a different meaning is stated in the text.

(i)                                     “Domestic Cargo” is defined in Section 6.1, below.

(j)                                     “Effective Date” means the last date upon which a Party executes this Agreement.

(k)                                  “FDOT” means the Florida Department of Transportation.

(l)                                     “Force Majeure Event” is defined in Section 15.1, below.

(m)                               “Grant Funds” is defined in Section 8.4, below.

(n)                                 “ICTF” or “Facility” means the Intermodal Container Transfer Facility to be constructed on the Land.  Generally, the ICTF will include both domestic and international intermodal operations, each of which will have separate gate entrances.  The Facility will include wide-span electric cranes or other equipment that accomplishes the same objective to quickly transfer containers to and from railcars; allow for the building of up to 9,000-foot-long trains by providing approximately 18,000 feet of working track; provide adequate storage for trailers, reefer cargos, and containers; and allow for a throughput of up to 400,000 twenty-foot equivalent units (TEUs) annually.  The ICTF project also includes a double track spur from the FEC mainline to the ICTF which will run under the Eller Drive overpass.  A conceptual sketch layout of the ICTF is attached hereto as Exhibit A.

(o)                                 “Initial Term” is defined in Section 2.1, below.

(p)                                 “Land” or “Premises” means that certain parcel of real property owned by the County in the Southport portion of the County’s Port Everglades facility and consisting of approximately forty-two and one-half (42.5) acres, as set forth in the conceptual sketch layout attached hereto as Exhibit A hereto. Following final design of the ICTF by FEC, a final legal description of the “Premises” will be prepared by FEC at its sole expense and provided to the Port Everglades Chief Executive for final review and approval.  Following such review and written approval, the final legal description of the Premises will be incorporated into this Agreement as Exhibit B and made a part hereof.  In no event shall the final legal description of the Premises include any County owned land outside the boundaries of the conceptual sketch layout of the ICTF mutually agreed to between the parties or exceed a total of forty-two and one-half (42.5) acres.

(q)                                 “Maintenance Standards” means the standards of maintenance, repair, and operations maintained by owners/operators of comparable intermodal transfer facilities in comparable markets in the State of Florida in accordance with reasonable commercial practices then in use.  The electric cranes and railroad tracks will be maintained at a level to ensure that they remain in substantially the same condition as when originally installed on the Premises to effectuate the goals and objectives of this Agreement and preserve the Parties’ ability to fulfill their obligations hereunder, reasonable wear and tear excepted.

(r)                                    “Permitted Transfer” is defined in Section 8.3, below.

(s)                                  “Renewal Term” is defined in Section 2.2, below.

(t)                                    “Repairs or Replacements” means repairs or replacements made to the fixtures, structures, and/or improvements at the Facility after completion of the initial improvements for the ICTF.

(u)                                 “Roadway” is defined in Section 17.3, below.

(v)                                 “SIB” means the State Infrastructure Bank of the State of Florida.

(w)                               “SIB Loan” means the $30,000,000.00 financing to be obtained by FEC from the SIB.

(x)                                   “Term” means the Initial Term and any Renewal Terms.

Additional defined terms may appear in other provisions of this Agreement and, if so, will have the respective meanings assigned to them.

ARTICLE II

TERM/RENEWALS/PURCHASE OF IMPROVEMENTS

2.1                                 Initial Term.  The “Initial Term” of this Agreement shall commence on the Effective Date and shall expire on the date that is thirty (30) years after the Effective Date.

2.2                                 Renewal Terms.  For purposes of this Agreement, a “Renewal Term” means a term of ten (10) years commencing upon the expiration of the Initial Term or the first Renewal Term, as applicable.

2.3                                 Renewal Terms; Options to Terminate.  This Agreement shall renew for two (2) successive Renewal Terms.  Each Renewal Term shall be upon the same terms and conditions as the Initial Term.  Notwithstanding the foregoing, either Party shall have the right to terminate this Agreement upon the expiration of the Initial Term and to not exercise the first Renewal Term by providing a minimum of twenty-four (24) months’ notice to the other Party prior to the expiration of the Initial Term (the “Termination Notice”).  If County elects to give the Termination Notice to not renew for the first Renewal Term, County shall purchase FEC ICTF improvements at fair market value which may include, but not be limited to, an economic value of the improvements not considering depreciated value as of the date of the termination, less the amount of the Grant Funds and any outstanding SIB Loan balance.  The Parties shall use the methodology described in Section 2.4 below to select a panel of appraisers to determine fair market value.  If FEC elects to give the Termination Notice to not renew for the first Renewal Term, County shall purchase the FEC ICTF improvements by an agreed upon appraisal methodology that at a minimum (i) provides County with a credit for the full amount of the Grant Funds contributed to the ICTF and any outstanding SIB Loan balance, (ii) does not value the improvements at more than their depreciated value, and (iii) does not utilize an appraisal method that includes or attributes any economic value to the improvements.  If the Parties cannot agree upon an appraisal method, the procedure set forth in Section 2.4 shall be followed and the panel of three (3) appraisers shall follow the guidelines set forth in the preceding sentence.  The second Renewal Term shall be automatic unless either party provides a Termination Notice a minimum of twenty-four (24) months prior to the end of the first Renewal Term.

2.4                                 Determination of Valuation, Methodology of Appraisal.  Whenever an appraisal is required to be performed, the Parties, acting reasonably, shall attempt to agree on the methodology to be used in such appraisal within ninety (90) Days after receipt of the Termination Notice.  If the Parties agree on the appraisal methodology, the Parties shall select three (3) appraisers as hereinafter provided to determine only the fair market value.  If the Parties do not agree on the appraisal methodology, the Parties shall select three (3) appraisers as hereinafter provided to both determine the appraisal methodology and the fair market value.  For the selection of a panel of three (3) appraisers, each Party shall give notice to the other of the identity of the appraiser it wishes to designate, and such individual shall be a Member, Appraisal Institute, with at least ten (10) years’ experience in determining valuation of commercial properties in Broward County or the surrounding area.  The two (2) appraisers thus selected shall, within fifteen (15) Days, designate a third, neutral and similarly qualified individual to serve as the neutral chairperson of the panel of three (3) appraisers.  If the two (2) appraisers cannot agree upon a neutral, third appraiser, then the Parties shall submit the matter to the South Florida Chapter of the Appraisal Institute for selection of the neutral third appraiser.  If the Parties agreed on the appraisal methodology, the panel of appraisers shall then determine only the fair market value.  If the Parties did not agree on the appraisal methodology, the panel of appraisers shall then determine both the appraisal methodology and the fair market value.  The panel of three (3) appraisers shall be permitted to request such further information from the Parties as they may require to make their determination, and shall be permitted to conduct such further investigation, including requesting records of either Party, as they may require to render their decision.  The panel of three (3) appraisers shall issue their decision within forty-five (45) Days after receipt of the final submissions of the Parties and shall provide a written explanation of their conclusion.  The agreement to submit this dispute to a panel of three (3) appraisers is specifically enforceable in any court having jurisdiction over the Premises.  No individual who is, or has at any time been, an officer, employee, or consultant of either Party may serve as a member of the panel without the express written consent of both Parties.  The decision of the panel of three (3) appraisers will be final and binding upon the Parties and may be entered in any court having jurisdiction.

2.5                                 County Option to Purchase.  Upon the expiration of either the first Renewal Term or second Renewal Term, the County shall have the option to purchase the ICTF improvements.  Except as set forth in Section 2.3, the Parties shall mutually agree (acting reasonably) at the time that the County exercises the option to purchase upon an appraisal method to be used to value the improvements.  Such appraisal method shall, at a minimum, (i) provide County with a credit for the full amount of the Grant Funds contributed to the ICTF and any outstanding SIB Loan balance, (ii) not value the improvements at more than their depreciated value, and (iii) not utilize an appraisal method that includes or attributes any economic value to the improvements.  If the Parties cannot agree on an appraisal method, the procedure set forth in Section 2.4. shall be followed.

ARTICLE III

FACILITY

3.1                                 Grant.  The County hereby leases and grants to FEC, and FEC hereby leases and takes from the County, the Land.  FEC shall have the exclusive right to use, occupy, manage, and operate the Facility in its discretion in accordance with the terms and purposes of this Agreement.

3.2                                 Use.  FEC shall use the Premises solely for the public purpose of constructing and operating the ICTF with related office and storage space uses and for ancillary or related uses, and for no other use or purpose whatsoever, without the prior written consent of the County’s Port Everglades Chief Executive.  It is the intent of the Parties that the Facility is to be used to promote and enhance the volume of international containers moving through the Port, and that FEC’s management and operation of the ICTF, and the County’s management and operation of the Port, will be directed to achievement of that goal.

3.3.                              FEC’s Rights and Obligations.  Except as specifically provided in this Agreement, FEC shall be exclusively responsible for managing, operating, and maintaining the Facility at its sole discretion and expense during the Term in accordance with the Maintenance Standards, with the exception of reasonable wear and tear.  During the Term, FEC shall have, but not be limited to, the following rights, responsibilities, and obligations in connection with the Facility:

(a)                                  At its sole discretion, control the scheduling and use of the Facility.  The Parties acknowledge that the ICTF will have a direct effect on FEC’s current and ongoing operations at its Andrews rail yard where train operations will no longer block or otherwise impede vehicular traffic on State Road 84 on a regular basis.  FEC shall employ its best commercially reasonable efforts consistent with applicable federal regulations and with its obligations to its customers, and County shall cooperate with FEC, to minimize road traffic disruptions that might arise from the construction and operation of the ICTF;

(b)                                 Perform all maintenance of the Facility, including by providing all of the labor and materials required to keep the Facility in accordance with the Maintenance Standards and by repairing, maintaining, and replacing all components of the Facility consistent with the Maintenance Standards;

(c)                                  Maintain the Facility consistent with the Maintenance Standards, including, but not limited to, the structural portions of the Facility, the foundation of the Facility, the exterior structural walls of the Facility, all electrical, plumbing, heating, ventilating, air-conditioning, mechanical, and utility systems for the Facility or any portion thereof, and the rail tracks, in good order, condition, and repair, in a clean, sanitary, and safe condition, and in accordance with all applicable laws and regulations;

(d)                                 Provide all security, maintenance, landscaping, and other personnel or independent contractors required for the proper maintenance and operation of the Facility consistent with the Maintenance Standards and sub-section 3.3(c), above;

(e)                                  Obtain and maintain all insurance required in this Agreement;

(f)                                    Set rates and charges for the use of the Facility subject to the terms of this Agreement;

(g)                                 If required by U.S. Customs and Border Protection (“CBP”), permit the installation, operation and repair and/or maintenance of radiation portal monitors (“RPM’s”) for scanning waterborne cargo adjacent to or within the Facility as required by CBP at the portside entrance to the ICTF, subject to:  (i) the right of CBP personnel to have access at any time to the RPM’s for the purpose of operation and maintenance of the RPM’s; and (ii) the need for installation and maintenance of the utilities required for the effective operation of such RPM’s.  The exact location and the maintenance of the RPM’s shall be coordinated among County, FEC and CBP;

(h)                                 Enter into lawful contracts relating to any and all of the foregoing upon terms and conditions which are consistent with the Maintenance Standards and the terms of this Agreement.

ARTICLE IV

MAINTENANCE RESPONSIBILITIES

4.1                                 Maintenance.  From the SIB Loan, the Grant Funds, and from its own funds, FEC shall construct and pay for any repairs, replacement, and improvements for the Facility as are required:

(a)                                  To satisfy the Maintenance Standards and sub-section 3.3(c), above; and

(b)                                 To comply with all applicable laws, ordinances and regulations, including, but not limited to the requirements of the Americans with Disabilities Act of 1990 (“ADA”) and any amendments thereto, including Title II, Structural and Title III, Programmatic Accessibility Standards.

4.2                                 Operation.  FEC shall provide and pay for all costs and expenses required for the operation and maintenance of the Facility, including, but not limited to, all personnel, labor, equipment, telephone, water, sewer, storm water, and materials.  Costs for which FEC are responsible shall include, but not be limited to, gas, electricity and other utilities related to operation of the Facility.  No less than annually County will have an opportunity to review FEC’s general operating plan for the ICTF.

4.3                                 Taxes.  Nothing herein shall prevent FEC from challenging any assessment or any tax to the same extent and in the same manner as may any other property owner or resident of the County.

(a)                                  Throughout the Initial Term and any Renewal Term of this Agreement, FEC agrees to pay when due all real estate taxes levied and assessed upon the Premises, all improvements thereon, together with all special assessments of any kind levied and assessed against the leasehold property and improvements thereon, together with sales tax.  Further, FEC agrees to pay, as rent, when due and before the same becomes delinquent, all personal property taxes which may be levied and assessed against all tangible personal property situated on the Premises and subject to taxation or against FEC’s intangible personal property subject to taxation.  Additionally, FEC agrees to pay, as rent, all sales or use taxes which might hereafter be lawfully assessed or imposed arising in connection with this Agreement.

(b)                                 FEC agrees to pay, as rent, on or before December 31st of each year (or such other date as may subsequently be set by County), all taxes levied and assessed upon the demised Premises and all improvements thereon, if any, together with all special assessments of any kind levied and assessed against the leasehold property and improvements thereon, if any, for such calendar year, together with sales tax, if any; provided, however, that such amount to be paid will be prorated based on the actual days in which this Agreement is effective in the event same is effective for less than an entire calendar year.

(c)                                  In addition, FEC agrees to pay, as rent, to County at least thirty (30) calendar days prior to expiration of the Initial Term and any Renewal Term, as applicable or immediately upon an earlier termination of this Agreement, a pro rata amount of the tax obligation if any, together with sales tax, for the calendar year in which such expiration or earlier termination occurs (“Exit Year”), provided that the tax obligation for such year has not been previously paid.  In the event the actual tax obligation for the Exit Year has not yet been determined, then the amount due to County shall be estimated based on the tax obligation levied and assessed against the demised premises and improvements thereon for the prior calendar year.  Thereafter, if the estimated amount paid by FEC based on the prior year’s obligation is less than the actual tax obligation for the Exit Year, then FEC shall pay the shortfall to County within fifteen (15) calendar days after written demand therefor is made.  If the estimated amount paid by FEC based on the prior year’s obligation is greater than the actual tax obligation for the Exit Year than that paid by FEC as required in this Section, then County shall refund such amount to FEC within sixty (60) Days.

(d)                                 County and FEC acknowledge and recognize that certain Settlement Agreement (“Settlement Agreement”) dated June 22, 2004 among City of Hollywood, County, PE Land Holdings, LLC, Florida East Coast Industries, Inc. and Flagler Development Co. which requires, among other things, the County to contractually require any tenant who leases any portion of the “World Gate Site” from County to make annual payments to the City.  The Parties acknowledge that a portion of the Premises leased by County to FEC is located within the World Gate Site.  The County has provided FEC with a survey of the World Gate Site and FEC shall make arrangements with City to determine which portion is subject to the Settlement Agreement.  A copy of the Settlement Agreement is attached hereto as Exhibit C and made a part hereof.

(e)                                  FEC shall be solely responsible for making payments to the City in such amounts and at such times as may be required by Section 2 (b) of the Settlement Agreement.  The City is a third party beneficiary of the provisions of Sections 4.3(d) and (e) and shall have the right and authority to enforce the obligations set forth in Sections 4.3(d) and (e).

(f)                                   The provisions of this Section shall survive the termination or expiration of this Agreement.

4.4                                 Liaison.  FEC shall name a person to be the liaison to work with the County with respect to coordinating the mutual responsibilities of FEC and County.

4.5                                 Limitations.  FEC’s rights and obligations under this Agreement are subject to the following additional limitations:

(a)                                  No contract entered into pursuant to this Agreement may impair any right of the County hereunder.

(b)                                 Prior to the Effective Date hereof, County, has provided FEC with a copy of the Port Everglades Master/Vision Plan that was approved by the County’s Board of County Commissioners on March 1, 2011 (the “Port Everglades Master/Vision Plan”).  FEC acknowledges that County, at its own cost and expense, for its own benefit or for the benefit of others at Port Everglades, may elect to install the underground conveyor proposed in the Port Everglades Master/Vision Plan that was approved by the County’s Board of County Commissioners on March 1, 2011 (the “Port Everglades Master/Vision Plan”); provided however that the plans and specifications therefor are subject to FEC’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed, and any entry by the County for purposes of installing, maintaining, repairing, and utilizing the underground conveyor shall be coordinated in advance with FEC and shall be subject to such reasonable security, operational, and other requirements as may be imposed by FEC.  County, by its officers, employees, agents, representatives, contractors and furnishers of utilities and other services, shall have the right, at its own cost and expense, for its own benefit or for the benefit of others at Port Everglades, to maintain existing and future utility, mechanical, electrical and other systems (including but not limited to the underground conveyor proposed in the Port Everglades Master/Vision Plan) and to enter upon the Premises at all reasonable times to make such repairs, replacements or alterations thereto as may, in the opinion of County, be deemed necessary or advisable and from time to time to construct or install over, in or under the Premises such systems or parts thereof and in connection with such maintenance to use the Premises for access to other parts of Port Everglades otherwise not conveniently accessible; provided, however, that in the exercise of such rights of access, repair, alteration or new construction, County shall not unreasonably interfere with the actual use and operation of the ICTF by FEC. Any such entry by the County shall be coordinated in advance with FEC and shall be subject to such reasonable security, operational, and other requirements as may be imposed by FEC.  County shall be responsible for all claims arising out of the actions of its officers, employees, agents, representatives, or contractors in exercising its rights pursuant to the terms of this Section 4.5(b).

(c)                                  FEC shall not, without the County’s consent, enter into any contract extending beyond the expiration date of the Term.

(d)                                 FEC shall take no action which may result in the attachment of a lien or cloud on the County’s interest in or title to the Land.  If, as a result of FEC’s actions, a lien or cloud is attached to the County’s interest or title to the Land, FEC shall take all reasonable and necessary steps to remove such lien or cloud within thirty (30) Days.

(e)                                  FEC shall not knowingly occupy or use the Land or the Facility for any purpose or in any manner that is unlawful.

(f)                                    Within the policies and standards set by the County pursuant to this Agreement, FEC shall function as an independent contractor in fulfilling the duties required by this Agreement.  All staff required by FEC to accomplish their obligations under this Agreement shall be employees of FEC and not the County.

(g)                                 FEC takes the Facility “as is,” both as of the Effective Date and upon completion of the improvements, with no warranty from the County as to condition, except as otherwise expressly set forth in this Agreement.

(h)                                 FEC shall provide, at its expense, all equipment necessary to perform its responsibilities hereunder.

(i)                                     If the County reasonably believes that FEC’s failure to comply with any of FEC’s obligations under this Agreement involves an “immediate life safety issue,” as hereinafter defined or if the action or inaction of a third party creates such an “immediate life safety issue” on the Premises that affects the Facility or Port Everglades and FEC does not act promptly to correct such “immediate life safety issue”, the County shall have the right to correct the life safety issue on as reasonable advance notice to FEC as possible under the circumstances, and the reasonable costs and expenses incurred by the County in correcting the life safety issue shall be due and payable by FEC to the County within thirty (30) Days after the submission of a statement to FEC for the payment of the same.  If such amount is not paid when due, it shall bear interest at the rate of 1 ½% per month from the date that FEC received the County’s statement until the date payment was made.  For purposes of this Agreement, an “immediate life safety issue” shall mean a situation which imposes an immediate bona fide threat of bodily harm or death to any users or occupants of the Premises or Port Everglades.

(j)                                     On or before the expiration date of this Agreement, or its earlier termination as provided herein, FEC shall remove all of its trade fixtures and equipment (including, without limitation, crane equipment) and other personal property, repair any damage caused by such removal, and surrender and deliver the Facility in its then “as is” condition.  Any such property not removed within sixty (60) Days after the expiration date of this Agreement or its earlier termination as provided herein shall be deemed to have been abandoned by FEC, and may be retained or disposed of by the County, in its sole discretion, in accordance with applicable law.  For the avoidance of doubt, the Parties acknowledge that FEC is only required to remove trade fixtures and equipment and such other personal property; all buildings, roadways and parking areas, and other permanent improvements made to the Premises shall remain and be surrendered to the County.  If the expenses of the disposal of any such property by the County shall exceed the proceeds of sale of such property, FEC shall pay such excess to County within fifteen (15) Days after written demand therefor is sent.  The provisions of this Section shall survive the termination or expiration of this Agreement.

(k)                                  Upon the expiration or earlier termination of this Agreement, FEC shall return the Facility to the County free and clear of any contractual obligations or other legal encumbrances granted by FEC, except utility easements and other encumbrances necessary for the maintenance and operation of the Facility.

(l)                                     (i)                                     The Facility shall not be used for the manufacture or storage of flammable, explosive or Hazardous Materials (as defined below), except for Hazardous Materials typically utilized in the ordinary course of operating comparable facilities (such as, without limitation, fuel storage tanks).  For purposes of this Agreement, “Hazardous Materials” shall mean any contaminant, chemical, waste, irritant petroleum product, waste product, radioactive material, flammable or corrosive substance, explosive, polychlorinated biphenyls, asbestos, hazardous toxic substance, material or waste of any kind, or any other substance that any environmental law regulates.  “Hazardous Materials” shall include, but not be limited to, all Class I explosives and other materials defined as certain dangerous cargoes in US Coast Guard regulations in 33 CFR Part 160 or as a cargo of particular hazard in 33 CFR Part 126, substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 39 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; all applicable state and local laws; and in the regulations adopted and publications promulgated pursuant to said laws or any amendments or addenda thereto (including, without limitation, Item No. 1006 of Port Everglades Tariff No. 12).  For the purposes of this Agreement, “storage” shall mean the presence on the Premises of a container or other rail equipment on the Premises for more than seventy-two (72) hours.

(ii)                                  Notwithstanding the foregoing, in no event is FEC responsible for any Hazardous Materials existing on the Premises as of the Effective Date or any violations of environmental laws existing as of the Effective Date.  The County, at its expense, is responsible for the remediation of any and all such Hazardous Materials and violations of environmental laws existing as of the Effective Date.

(iii)                               Prior to the Effective Date hereof, FEC shall obtain an Environmental Site Assessment with respect to the Premises (the “ESA”).  The ESA shall be completed by no later than January 10, 2012, and upon its completion and upon acceptance of the results of the ESA by County, such ESA shall serve as a baseline in determining the environmental condition of the Premises as of the date of its completion and acceptance by the Parties.

(iv)                               FEC shall be responsible to remediate any discharge or spill of Hazardous Materials on the Premises following the Effective Date at FEC’s expense (except to the extent caused by the County, its agents, employees, or contractors).  Any such Hazardous Materials shall be immediately contained, removed and abated to the satisfaction of County’s Port Everglades Department and any court or regulatory entity having jurisdiction of the Hazardous Materials discharge.  If FEC does not take action immediately to have such Hazardous Materials contained, removed and/or abated, County’s Port Everglades Department may undertake the removal of the Hazardous Materials discharge; however, any such action by County shall not relieve FEC of its obligations under this or any other provision of this Agreement or as imposed by law.  No action taken by either FEC or County to contain or remove Hazardous Materials, or to abate a discharge, whether such action is taken voluntarily or not, shall be construed as an admission of liability as to the source of or cause of the Hazardous Materials discharge.

(v)  County shall be responsible to remediate any discharge or spill of Hazardous Materials on the Premises that is caused by County following the Effective Date at County’s expense (except to the extent caused by the FEC, its agents, employees, or contractors).  Any such Hazardous Materials shall be immediately contained, removed and abated to the satisfaction of County’s Port Everglades Department and any court or regulatory entity having jurisdiction of the Hazardous Materials discharge.  If County does not take action immediately to have such Hazardous Materials contained, removed and/or abated, FEC may undertake the removal of the Hazardous Materials discharge; however, any such action by FEC shall not relieve County of its obligations under this or any other provision of this Agreement or as imposed by law.  No action taken by either FEC or County to contain or remove Hazardous Materials, or to abate a discharge, whether such action is taken voluntarily or not, shall be construed as an admission of liability as to the source of or cause of the Hazardous Materials discharge.

(m)                               FEC shall have quiet enjoyment of the Premises for the Term thereof, subject to the provisions of this Agreement.

(n)                                 FEC shall control the conduct of its officers, members, employees, agents, representatives, contractors, customers, guests, invitees and those doing business with it.  As soon as reasonably possible the FEC shall remove the cause of any objection reasonably made by County relative to the conduct of any of the employees of the FEC or of any such others on the Premises with the consent of the FEC.

(o)                                 Prior to allowing any employee, agent or contractor expected to work in or on the Premises, FEC shall conduct an identity check/background clearance on such person pursuant to the requirements of applicable procedures specified by federal requirements of a port facility, and by such other reasonable requirements that are uniformly imposed throughout the Port as County may advise FEC are in place for operation of a facility at Port Everglades, subject to Section 14.2.

(p)                                 FEC shall not allow any garbage, debris or other waste materials (whether solid or liquid) to collect or accumulate on the Premises and FEC shall remove from the Premises and from the Facilities in accordance with applicable laws all garbage, debris and other waste materials (whether solid or liquid) arising out of its operations hereunder.  FEC recognizes it is governed by the County’s solid waste disposal ordinances, as amended from time to time. Any such materials will be containerized, stored or held in appropriate containers consistent with applicable law while awaiting removal from the Premises.

(q)                                 From time to time and as often as reasonably required by County and upon prior written notice to County, FEC shall conduct pressure, water-flow and other appropriate tests of the fire-extinguishing system and fire-fighting equipment on the Premises, whether furnished by County or by FEC, without cost to County.  FEC shall keep all firefighting and fire-extinguishing equipment well supplied with a fresh stock of chemicals and with sand, water or other materials as the case may be, for the use of which such equipment is designed, and shall train the appropriate number of its employees in the use of all such equipment (with such employees to participate in periodic training drills).

(r)                                    FEC shall provide and maintain in the ICTF (without cost to County) all obstruction lights and similar devices, fire protection, safety equipment and all other equipment of every kind and nature required by all law(s), rule(s), order(s), ordinance(s), resolution(s) or regulation(s) of all applicable governmental authorities.

4.6                                 Ownership of Improvements.  During the Term, FEC is the owner of the improvements on the Land that constitute the ICTF and any and all improvements, trade fixtures, equipment, or furniture that are part of the ICTF.

ARTICLE V

IMPROVEMENTS/COMPLIANCE WITH LAWS

5.1                                 Design and Construction.  FEC shall, at its sole cost and expense, design, construct, and maintain the ICTF with a target date for completion of construction of December 31, 2013.  FEC shall prepare, or cause to be prepared, at its sole cost and expense, all plans and specifications necessary or appropriate for the Facility, together with a construction schedule showing the anticipated time or times that the construction will affect any operations or property at Port Everglades.  If prior to the Effective Date, the County has provided FEC with the County’s design, engineering, and construction standards, FEC agrees to design the ICTF with due consideration for such standards.  FEC shall submit or cause to be submitted to the County FEC’s plans at approximately the thirty (30%) percent stage, and further updates to such plans at approximately the 75% stage.  The County shall have a period of fifteen (15) Days (excluding County holidays) within which to review the approximately 30% and approximately 75% plans submission and any other periodic updates and provide reasonable comments and suggestions for FEC’s consideration.  FEC will incorporate reasonable comments and suggestions, provided that the costs or schedule are not materially affected.  In particular, the Parties desire that their respective engineering professionals coordinate the infrastructure of the Project with the existing conditions at Port Everglades, such as drainage and electrical.  In the event of a dispute, FEC shall have final say on the plans and specifications for the ICTF, unless the plans have a material adverse effect on the County’s existing infrastructure or proposed infrastructure identified in the current Port’s Master Plan, in which event FEC shall modify its plans to avoid such effect.  If the County does not respond to any such submission within such fifteen (15) Day period, the County will be deemed to have waived its right to provide comments thereto.

5.2                                 Compliance with Laws.  FEC shall comply with all applicable governmental laws, ordinances, rules, and regulations, including, without limitation, those of the County (acting in its governmental capacity), the City, the State of Florida, and the federal government (including, without limitation, the U.S. Surface Transportation Board).  The County (at no cost to the County) shall reasonably cooperate with FEC in order for FEC to obtain any and all permits and approvals relating to the construction and operation of the ICTF.

(i)                                     Without limiting the generality of the foregoing, FEC, at its sole expense, shall obtain any required approvals, including, but not limited to, construction, use, and environmental permits, licenses, etc., from all agencies having jurisdiction over the Premises, proposed improvements and uses, including, but not limited to, departments, divisions, or offices of the City, the County, the State of Florida, and the federal government.  FEC expressly agrees to obtain all such permits and approvals (including, but not limited to, a National Environmental Pollution Discharge Elimination System permit and a Storm Water Pollution Prevention Plan) as required by the regulating agencies prior to its performance of any cleaning activities on the Premises, and agrees that it shall, at its sole expense, install any facilities (such as oil/water storm water separating systems) which may be required by said agencies.  Additionally, FEC shall comply with all bonding requirements as set forth below in Article XXI, and FEC shall at its sole expense, shall pay all license and permit fees and charges for the conduct of any business on the

Premises before such amounts become delinquent, and obtain and keep in full force and effect over the Term hereof, all applicable governmental licenses and permits required to occupy and operate FEC’s business on the Premises.

(ii)                                  In connection with the development, construction and operation of the ICTF, FEC confirms that it shall not assert that the jurisdiction of the U.S. Surface Transportation Board or the Federal Railroad Administration over FEC provides a basis for not seeking any otherwise required approvals from any state or local governing agency for the development and construction of the ICTF.  Thereafter, although it is FEC’s intent that it shall not assert that the jurisdiction of the U.S. Surface Transportation Board or the Federal Railroad Administration provides a basis for not complying with state or local laws, FEC reserves the right to challenge any such laws that would impair FEC’s operation of the ICTF and/or FEC’s ability to repay the SIB Loan under any legal theory, including but not limited to federal pre-emption.  However, FEC shall assert state jurisdiction over the tax treatment of the Facility and FEC confirms that it will comply fully with any final ruling on the merits of any such assertion.

5.3                                 Signage.

(a)                                  Except for customary directional and operational signage, FEC will not place, suffer to be placed, or maintain on the Premises any sign, awning, canopy, or advertising matter without prior written consent of the County’s Port Everglades Chief Executive, which consent shall not be unreasonably withheld, conditioned, or delayed.  If such consent is granted by the County’s Port Everglades Chief Executive, FEC shall maintain such item(s) in good condition at all times and install same pursuant to the Port Everglades Development District Zoning Classification (“PEDD”).

(b)                                 Upon the expiration or termination of this Agreement, FEC shall remove, obliterate or paint out any and all signs on the Premises.  In the event of a failure on the part of FEC to so remove, obliterate or paint out each and every sign, County’s Port Everglades Department may perform the necessary work, and FEC shall pay the cost therof to County within fifteen (15) Days after written demand therefor is sent.

ARTICLE VI

DOMESTIC CARGO FEES

6.1                                 Domestic Cargo.  For the purposes of this Agreement, “Domestic Cargo” shall mean any container, trailer, or project cargo that moves into or out of the ICTF except:  (a) any waterborne cargo, including a container, trailer, or project cargo movement that is delivered by or loaded aboard a vessel over Port Everglades’ docks either prior to, or subsequent to entry into or exit from the ICTF, whether in international, coastwise, or Jones Act trade, (b) any container or trailer that has a waybill that states the cargo is transloaded within the Port Everglades jurisdictional area as defined in Chapter 94-429, Laws of Florida as amended, and (c) any container or trailer owned or leased by FEC or other rail carrier that is empty and part of FEC or other rail carrier’s domestic rail program (examples are EMP, and UMAX) and does not result in

FEC revenue.  The rail carrier’s domestic program referred to in the previous sentence is part of standard rail industry repositioning.

6.2                                 Payments for Domestic Cargo.  In lieu of the payment of rent for its occupation and use of the Land, commencing on the date the ICTF enters into service, FEC shall pay County an initial fee of Three and 50/100 ($3.50) Dollars per container, trailer, or project cargo movement of Domestic Cargo for each container, trailer, or project cargo movement of Domestic Cargo (the “Domestic Cargo Fee”) that is moved into or out of the ICTF.  The Domestic Cargo Fee will increase to Four and 50/100 ($4.50) Dollars on January 1, 2015, which rate shall remain in effect through December 31, 2019.  FEC shall pay this Domestic Cargo Fee to County as provided hereinbelow.

6.3                                 CPI Increases.  Commencing on January 1, 2020, and on each January 1 thereafter (each such date being referred to as an “Adjustment Date”), the Domestic Cargo Fee shall be adjusted yearly, and such adjusted Domestic Cargo Fee shall be the new Domestic Cargo Fee payable to the County for that year, and shall be payable monthly.  The annual adjustment shall be determined as follows:

(a)                                  On each Adjustment Date, the Domestic Cargo Fee shall be adjusted to an amount equal to the Domestic Cargo Fee paid during the immediately preceding calendar year, multiplied by the CPI Multiplier (as hereinafter defined).

(b)                                 For purposes hereof, the “CPI Multiplier” is a fraction, the numerator of which shall be the CPI Index Number (as hereinafter defined) indicated for the month that is three (3) months prior to the Adjustment Date and the denominator of which shall be the CPI Index Number indicated for the month that is fifteen (15) months prior to the Adjustment Date.

(c)                                  The “CPI Index Number” is the index number of retail commodity prices designated “Consumer Price Index For All Urban Consumers - United States City Average - All Items” (1982-1984=100) (“Consumer Price Index”) issued by the Bureau of Labor Statistics, United States Department of Labor.  Should the Bureau of Labor Statistics cease publishing the Consumer Price Index, then such other index as may be published by the United States Department of Labor that most nearly approximates the discontinued Consumer Price Index shall be used in making the adjustments described above.  Should the United States Department of Labor discontinue publication of an index approximating the Consumer Price Index contemplated, then such index as may be published by another United States governmental agency which most nearly approximates the Consumer Price Index shall govern and be substituted as the index to be used.

6.4                           Payments.  Within ten (10) business Days after the end of each calendar quarter, FEC shall provide a report to the County stating the actual number of Domestic Cargo containers, trailers, or project cargo movements, as well as all other movements handled by FEC, at the ICTF for such quarter.  Such report shall list all such movements by day and train movement, although such report may be marked as confidential and/or redacted to protect trade secrets, customer lists, etc.  FEC shall retain all waybills and other documentation supporting such reports for a period of two (2) years for production to the Port upon request in the event of an audit of the reports and invoices described in this section.  Within fourteen (14) Days of its receipt of such reports, the Port will produce an invoice for the amount of the Domestic Cargo Fee due for the movements covered by such report.  FEC shall make payment on all such invoices by no later than thirty (30) Days of receipt thereof.

6.5                           Subordinate to SIB Loan.  County acknowledges that FEC’s primary payment obligation shall be the repayment of the SIB Loan.  In order to enhance FEC’s ability to satisfy its payment obligations to County under this section, the County hereby acknowledges and agrees that its right to receive payment of the Domestic Cargo Fee is subject and subordinate in all respects to the SIB Loan.  Although this subordination is deemed to be automatic and self-executing, the County agrees to execute such instruments in a form reasonably acceptable to the County as may be reasonably required from time to time in order to confirm such subordination.  Such subordination does not relieve FEC from FEC’s obligation to pay the Domestic Cargo Fee to the County; rather, if revenues from the operation of the ICTF are not sufficient for FEC to meet its payment obligations to the County, FEC shall not be deemed to be in Default (as hereinafter defined) hereunder, and an unsatisfied payment obligation to the County shall be deferred for a period of up to eighteen (18) months.  If FEC has not satisfied its obligation to pay an installment of the Domestic Cargo Fee when due to the County at the end of such eighteen (18) month deferral period, then FEC shall be in Default hereunder.

(a)                                  Unless County, by its Board of County Commissioners, provides otherwise in writing, all of FEC’s assets which are brought onto the Premises and used in connection with its business conducted on the Premises with the exception of rail cars, locomotives and maintenance of way equipment, shall be subject to County’s statutory landlord’s lien on such assets.

6.6                           Audit.  During the Term or any extension thereof, but not more than one (1) time per year, the County, at its sole cost and expense, shall have the right to cause FEC’s books and records with respect to the Domestic Cargo Fee to be audited by an independent certified public accountant (not to include a contingency fee auditor) of the County’s choosing.  FEC shall cause such books and records to be made available for such inspection during normal business hours and at such location where FEC regularly keeps its books and records, upon ten (10) business days’ prior notification to FEC.  (Prior to the audit commencing, upon the County’s request, FEC will reasonably cooperate with the County in order to review the report in question and the back-up documentation therefor, in order to explain any questions the County may have prior to the County conducting the audit.)  Such audit shall be done in accordance with generally accepted accounting principles, consistently applied.  If, at the conclusion of such audit, the County’s audit for the preceding year indicates that FEC made an underpayment to the County for such preceding year, FEC remit the amount thereof to the County within thirty (30) Days.  If, at the conclusion of such audit, such audit reveals an overpayment by FEC, the County will remit the amount of such overpayment within thirty (30) Days.  Should FEC disagree with the results of the County’s audit, FEC and the County shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with FEC and the County to resolve the discrepancy.  The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public account, whose decision shall be final and binding.  With regard to the County’s audit, the County, its employees or agents, may not make any make copies thereof, such books and records may be marked as confidential and/or redacted to protect trade secrets, customer lists, etc., and such books and records and the results of any such audit are to be kept strictly confidential and are not to be made available or published to anyone, unless required by any applicable legal requirement or governmental authority (except for information which is made public by FEC).

6.7                           Place of Payment.  All payments required to be made by FEC under this Agreement shall be made payable to:  Broward County Board of County Commissioners, and shall be delivered to:  Port Everglades, Attn:  Finance Division, 1850 Eller Drive, Fort Lauderdale, FL 33316, or to such other office or address as may be substituted therefor by written notice to FEC.

6.8                           Interest on Late Payments.  If any installment of the Domestic Cargo Fee due from FEC shall be overdue more than thirty (30) Days after the date it is due to be paid to the Port, interest shall accrue on the delinquent payment at the rate of 1 1/2%) per month, which shall be in addition to and not in lieu of any other remedy available to the County.

6.9                           Other Revenues.  Except for payment of the Domestic Cargo Fee, FEC shall control, collect, receive, and retain all revenues generated by any means at or in connection with the Premises for any use permitted by this Lease.

ARTICLE VII

JOINT MARKETING PROGRAM/ONGOING CARGO OPERATIONS

7.1                                 Marketing Contribution.  In addition to the Domestic Cargo Fee, FEC shall pay to County the additional sum of Fifty Thousand and No/100 ($50,000.00) Dollars per year for three (3) consecutive years beginning on January 1, 2012 (payable in four (4) quarterly installments in each of those years) for implementation of a joint marketing program that promotes the Port and the ICTF.  The payment for the first quarter of 2012 shall be made upon execution of this Agreement by both Parties, and the quarterly payments for the remaining period shall be made on January 1, April 1, July 1 and October 1 of each such year.  The content of the joint marketing program shall be determined by the Parties promptly following the Effective Date, and will be set forth in a Joint Marketing Agreement to be executed by FEC and the Port Everglades Chief Executive.  The Parties shall meet annually to discuss their individual and collective efforts to market international traffic at Port Everglades for the following year.  County and FEC shall consider and pursue, in good faith, additional cooperative advertising and promotional opportunities to be implemented during the Term of this Agreement.  The marketing payments are not additional rent.

7.2                           Ongoing Cargo Operations.  It is critical to the success of the ICTF that the County continues to maintain throughout the Term a thriving cargo business at Port Everglades.  Therefore, the County represents that throughout the Term of this Agreement, a significant cargo business will be a part of the business plan for Port Everglades, with sufficient supplies, equipment, and personnel in order to maintain the cargo business.  No less than annually, the Parties will meet to discuss the actions to be taken that will enhance the volume and percentage of international traffic handled at the Port in order to benefit the ICTF (e.g., competitive pricing as compared to cargo operations at other ports).

ARTICLE VIII

ASSIGNMENT OF AGREEMENT/ASSIGNMENT OF GRANT FUNDS/SIB LOAN

8.1                                 Assignment.  Except for Permitted Transfers (as hereinafter defined), FEC shall not enter into any Assignment, as hereinafter defined, without the prior written consent of the County, which consent shall not be unreasonably withheld, conditioned, or delayed.  For purposes of this Agreement, “Assignment” means (a) an assignment of this Agreement in whole or in part, or (b) any transfer of this Agreement by merger, consolidation, or liquidation or by operation of law, or (c) a change in control or ownership of or power to vote a majority of the outstanding voting equity interests of FEC (occurring as a result of a single transaction or as a result of a series of transactions).  Notwithstanding any Assignment, FEC shall not be released from any of its obligations under this Agreement, whether accrued to the date of such Assignment or thereafter accruing.

8.2                                 Criteria.  Without limiting the circumstances that would allow the County to reasonably withhold consent to an Assignment, the County’s consent shall not be deemed unreasonably withheld if any one or more of the following circumstances exists in the County’s reasonable judgment:

(a)                                  The proposed assignee does not have the financial wherewithal and experience to fulfill the remaining obligations of FEC under this Agreement; or

(b)                                 The proposed assignee is an entity whose operations are directed or controlled by a person that has been convicted of or has pleaded guilty in a criminal proceeding for a felony or that is an on-going target of a grand jury investigation convened pursuant to applicable laws concerning organized crime; or

(c)                                  the proposed assignee is owned or controlled by a foreign government; or

(d)                                 the proposed assignee is organized in or controlled from a country, the effects of the activities with respect to which are regulated or controlled pursuant to the following United States laws and the regulations or executive orders promulgated thereunder:  (i) the Trading with the Enemy Act of 1917, 50 U.S.C. App. §1, et seq., as amended; (ii) the International Emergency Economic Powers Act of 1976, 50 U.S.C. §1701, et seq., as amended (which countries are, as of the date hereof, Libya, Iran and Iraq); and (iii) the Anti-Terrorism and Arms Export Amendments Act of 1989, codified at Section 6(j) of the Export Administration Act of 1979, 50 U.S.C. App. § 2405(j), as amended; or

(e)                                  the proposed assignee is a “Prohibited Person” with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 signed on September 24, 2001 and entitled “Blocking Property and Prohibiting

Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, or the proposed assignee’s activities violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (i.e., Title III of the U.S.A. Patriot Act).

8.3                                 Permitted Transfers.  Notwithstanding the foregoing, FEC may, without the County’s consent, effect an Assignment or a change of control of FEC in connection with a transaction with (each a “Permitted Transfer”):  (a) a parent, subsidiary, affiliate, division, or entity controlling, controlled by, or under common control with FEC; (b) a successor entity as a result of merger, consolidation, reorganization, or government action; or (c) a party that acquires all or substantially all of the assets or equity interests of FEC; provided that FEC promptly notifies the County in writing of any Permitted Transfer within thirty (30) Days after the occurrence of such Permitted Transfer.  In connection with any Permitted Transfer, FEC shall remain fully liable for all obligations hereunder as if the assignment had not occurred and FEC shall have no ability to assert any defense as a result of the assignment, whether such obligations have accrued to the date of such Permitted Transfer or thereafter accruing.  In addition, any change in the controlling interest in the equity interests of FEC as a result of a public offering of stock, and any transfer of the equity interests of FEC by persons or parties through the “over-the-counter market” or through any recognized stock exchange or through a tender offer, shall not be deemed to be an Assignment requiring the County’s consent.

8.4                                 Assignment of State Grant Funds.  The Parties recognize that the Port Everglades Department of Broward County will be a recipient of certain grants funds from the State of Florida Strategic Intermodal System in the amount of Six Million Forty-Eight Thousand and No/100 ($6,048,000.00) Dollars and an additional Twelve Million and No/100 ($12,000,000.00) Dollars (collectively, the “Grant Funds”), all of which is eligible to be used for the ICTF, including without limitation the design, engineering, construction, and construction management and oversight thereof.  Further, the Parties will effectuate an assignment of the Grant Funds from the County to FEC, for the purposes of design and construction of the ICTF.  Assignment of the Grant Funds shall be in accordance with all applicable FDOT rules, procedures, and regulations.  The Port Everglades Department Chief Executive is authorized to approve and execute all required agreements and legal instruments required to effectuate the assignment of the Grant Funds to FEC.  In furtherance of the Parties’ intent to have the Grant Funds flow directly to FEC for the ICTF, FEC is permitted to enter into a Joint Participation Agreement directly with FDOT in connection with the Grant Funds.  The County will execute any documentation required by FDOT in order to confirm the provisions of this Section, including without limitation that, if required by FDOT, the County will join in the execution of such Joint Participation Agreement.

8.5                                 Termination Right of FEC.  The Grant Funds will be provided in two (2) allocations: $6,048,000 is available immediately, and $12,000,000 will be available on July 1, 2012.  If for any reason whatsoever the Grant Funds are not awarded for the ICTF in the full amount, FEC shall have the option to terminate this Agreement by July 1, 2012.  To the extent FEC expends any sums of money or incurs any debt prior to this date, County shall bear no responsibility for any expenditures, FEC debt or obligations or any reimbursement or repayment obligations.  The provisions of this Section shall survive any termination of this Agreement.

8.6                                 SIB Loan; Termination Right of FEC.

(a)                                  The County (at no cost to the County) shall reasonably cooperate with FEC in order for FEC to obtain the SIB Loan and all draws thereunder.  Such cooperation shall include, without limitation, the County executing such reasonable documentation as requested by the SIB in connection with the SIB Loan, including, without limitation, a recognition agreement in a form reasonably acceptable to the County (which agreement is subject to approval by the County’s Board of County Commissioners) with the SIB if requested, providing for the County to consent to the SIB Loan and to recognize the SIB’s rights to exercise its rights and remedies thereunder in connection with the personal property and equipment owned by FEC at the ICTF and FEC’s interest under this Agreement.

(b)                                 If for any reason whatsoever the SIB Loan does not close and fund, FEC shall have the option to terminate this Agreement by July 1, 2012.  To the extent FEC expends any sums of money or incurs any debt prior to this date, County shall bear no responsibility for any expenditures, FEC debt or obligations or any reimbursement or repayment obligations.  The provisions of this Section shall survive any termination of this Agreement.

ARTICLE IX

CASUALTY

9.1                                 Damage to Premises.  If the Premises or the ICTF are at any time destroyed or damaged in whole or in part as a result of fire or any other casualty, then FEC shall, at its expense, which may include payment out of the insurance proceeds available therefor (i.e., replacement cost insurance less the reasonable costs and expenses incurred in adjusting and securing the insurance proceeds), diligently repair the Facility to the condition existing prior to such casualty.  For purposes of clarity, the Parties specifically agree that FEC’s obligation is not limited to the extent of such insurance coverage and FEC is required to diligently repair the Facility as described in the preceding sentence even if such insurance proceeds are not sufficient to cover the cost of such repair.

9.2                                 Termination for Damage.  Notwithstanding anything to the contrary contained in this Article if fire or other casualty occurs in the last five (5) years of the Term and the damage is to such an extent that the necessary repairs cannot reasonably be completed within six (6) months, then the Parties shall at that time meet and confer to determine whether FEC shall have the right to terminate this Agreement by written notice to the County delivered within ninety (90) Days after the damage or destruction.  In such event, the property insurance proceeds will belong to the County.

ARTICLE X

DEFAULT/REMEDIES

10.1                           FEC Default.  The occurrence of any one or more of the following events constitutes a “Default” by FEC under this Agreement:

(a)                                  Failure by FEC to observe or perform in any material respect any covenant, agreement, condition, or provision of this Agreement, if such failure continues for ninety (90) Days after written notice thereof has been delivered by the County to FEC; provided, however, that FEC shall not be in Default with respect to matters which cannot reasonably be cured within ninety (90) Days so long as within such ninety (90) Day period, FEC commences such cure and diligently proceed to complete the same thereafter; or

(b)                                 Bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceedings for relief under any bankruptcy law, or similar law for the relief of debtors, are instituted by or against FEC, and, if instituted against FEC, are allowed against FEC or are consented to by FEC or are not dismissed within one hundred eighty (180) Days after such institution, to the extent permitted by law.

(c)                                  If a Default occurs, and the Default is not cured by FEC as set forth above, the County by and through its Board of County Commissioners shall have the right to terminate this Agreement and to exercise such other rights and remedies set forth in this Agreement, which shall be distinct, separate, and, to the extent not mutually exclusive, cumulative, and shall not operate to exclude or deprive the County of any other right or remedy allowed it by law or equity.

10.2                           County Default.  In the event of any failure by the County to observe or perform any material covenant, agreement, condition, or provision of this Agreement wherein FEC’s remedies on account thereof are not otherwise specifically provided for in this Agreement, and if such failure shall continue for ninety (90) Days after notice thereof has been delivered by FEC to the County, then the County shall be deemed to be in Default hereunder; provided, however, that the County shall not be in Default with respect to matters which cannot reasonably be cured within ninety (90) Days so long as within such ninety (90) Day period, the County commences such cure and diligently proceeds to complete the same thereafter.

10.3                           Remedies.  In the event of a Default by either party (other than a Cessation of Use by FEC), the party not in Default shall be entitled, as a non-exclusive remedy, and in addition to or in lieu of an action for damages, to seek an injunction or decree for specific performance or equitable relief from a court of competent jurisdiction to enjoin or remedy the Default.

10.4                           Cessation of Use by FEC.  If, at any time during the Initial Term (and not a Renewal Term), FEC voluntarily ceases to operate and shuts down the ICTF, such event shall constitute a “Cessation of Use” of the Facility by FEC.  Notwithstanding anything to the contrary contained in this Agreement, a Cessation of Use of the Facility by FEC shall entitle the County to terminate this Agreement by giving FEC thirty (30) Days’ written notice of termination.  FEC shall have fifteen (15) Days after receipt of the notice of termination to renounce the Cessation of

Use by confirming to the County in writing FEC’s intention to continue to use the Facility during the Initial Term for the ICTF, and will promptly resume operations of said facility within ninety (90) Days.  A termination pursuant to the provisions of this Section 10.4 shall become effective upon the expiration of FEC’s fifteen (15) Day cure period.  Termination shall be covered by Section 4.5 (j).

ARTICLE XI

INSPECTIONS

11.1                           Inspection by County.  During the Term, the County shall have the right to enter into and upon any and all parts of the Facility for the purpose of examining the same with respect to the obligations of the Parties under this Agreement upon two (2) business Days’ prior written notice to FEC (or without prior notice in the event of an “immediate life safety issue” as defined above, but with immediate notice thereafter).  FEC shall have the right to have a representative of FEC accompany the County in connection with any entry by the County, and the County shall comply with FEC’s security procedures in connection therewith.

ARTICLE XII

INDEMNIFICATION AND INSURANCE

12.1                           Indemnification by FEC.  Subject to the requirements of Section 4.5(l)(ii), FEC shall at all times hereafter, indemnify, hold harmless and, at the option of the Broward County Attorney, defend or pay for an attorney selected by the Broward County Attorney to defend County, its officers, agents, servants, and employees against any and all claims, losses, liabilities, and expenditures of any kind, including reasonable attorney fees, court costs, and expenses, caused by negligent act or omission of FEC, its employees, agents, servants, or officers, or accruing, resulting from, or related to the Premises or the subject matter of this Agreement arising from an intentional or negligent act or omission of FEC, including, without limitation, any and all claims, demands, or causes of action of any nature whatsoever resulting from injuries or damages sustained by any person or property.  The provisions of this section shall survive the expiration or earlier termination of this Agreement.  FEC agrees to bind any construction contractor or any contractor retained by FEC to operate the Facility, to the applicable terms and conditions of this Section 12.1 of this Agreement, including this indemnity provision for the benefit of the County.  To the extent considered necessary by the County’s Port Everglades Department and the Broward County Attorney, any sums due FEC under this Agreement may be retained by County until all of County’s claims for indemnification pursuant to this Agreement have been settled or otherwise resolved; and any amount withheld shall not be subject to payment of interest by County.

12.2                           Sovereign Immunity.  Nothing herein is intended to serve as a waiver of sovereign immunity by the County as to tort claims, nor shall anything included herein be construed as a consent by the County to be sued based on tort claims by third parties (i.e., parties other than FEC) in any matter arising out of this Agreement.  The County is a political subdivision as defined in

Chapter 768.28, Florida Statutes, and the County agrees to be fully responsible for the acts and omissions of its agents and employees to the extent permitted by law.

12.3                           Definitions.  As used in this Agreement, “liabilities” shall mean all liabilities, claims, damages, losses, penalties, litigation, demands, causes of action (whether in tort or contract, in law or equity or otherwise), suits, proceedings, judgments, disbursements, charges, assessments, and expenses (including reasonable attorneys’ and experts’ fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim or proceeding whether out of court, at trial or in any appellate or administrative proceeding).  “Bodily injury” means bodily injury, sickness, or disease sustained by a person, including death resulting from any of the foregoing.  “Property damage” shall mean physical injury to tangible property, including all resulting loss of use of that property, or loss of use of tangible property that is not physically injured.

12.4                           Survival.  The provisions of Sections 12.1 through 12.3 shall survive the expiration or earlier termination of this Agreement with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

12.5                           Insurance.  Commencing upon the Effective Date and throughout the remainder of the Term and any renewals thereof, FEC shall maintain, at its sole cost, the following insurance:

(a)                                  A commercial general liability insurance policy on an occurrence basis covering the insured against all bodily injury and property damage liability that may rise or be claimed due to FEC’s use of the Land or the Facility in a minimum amount of coverage of Two Million and No/100 ($2,000,000.00) Dollars for injuries to persons in one accident, Two Million and No/100 ($2,000,000.00) Dollars for injuries to any one person and Two Million and No/100 ($2,000,000.00) Dollars for damages to property, together with excess liability or umbrella coverage of no less than Five Million and No/100 ($5,000,000.00) Dollars.  The commercial general liability insurance policy in an occurrence form shall also include contractual liability coverage including a Broad Form Endorsement covering the indemnification provisions set forth in this Agreement.

(b)                                 Special form or equivalent (formerly known as all risk) property insurance covering the Facility, including, but not limited to, any improvements undertaken by FEC, in an amount not less than one hundred (100%) percent of their actual replacement costs from time to time existing during the Term of this Agreement, providing protection against any peril included within the classification “all risks” of physical loss or damage, together with insurance against sprinkler damage, vandalism, malicious mischief, and water damage of any type and theft.  The proceeds of such insurance shall be used for the repair or replacement of the property so insured.

(c)                                  All of FEC’s insurance policies shall be effected from insurance companies recognized by and licensed in the State of Florida.  FEC shall provide the County and the City with a duly executed Certificate of Insurance for each such policy.  FEC shall maintain the Certificate of Insurance on file with the County at all times during the Term.  The liability insurance policy shall name the County as an additional insured.

(d)                                 If FEC fails to furnish the Certificate(s) of Insurance as required above, the County may, after notice and an opportunity to cure as set forth in this Agreement, obtain the insurance, and the premiums on that insurance shall be paid by FEC to the County on demand.  FEC shall be responsible for securing, at its own expense, whatever insurance coverage it may desire on the contents of the Facility.

(e)                                  Any insurance required of FEC under this Agreement may be furnished under a blanket policy so long as and provided such policy:

(1)                                  complies with all other terms and conditions contained in this Agreement; and

(2)                                  contains an endorsement that identifies with specificity the particular address of the Facility as being covered under the blanket policy.

12.6                           Self Insurance.  FEC shall have the option, upon provision of notice to County, to self insure any or all of its liabilities with respect to the Premises so long as FEC provides information to the County that the self-insurance arrangements adequately protect the County against liability for bodily injury, death and property damage, subject to approval of such self-insurance by the County, which approval shall not be unreasonably be withheld, conditioned or delayed. FEC shall provide such information to County as County requests upon reasonable request to provide assurance to the County that it will be adequately protected by the FEC’s proposed self-insurance.  As used in this Agreement, “self insurance” shall mean that FEC is itself acting as if though it were the insurance company providing the insurance required under the provisions of this Agreement, and FEC shall pay any amounts due in lieu of insurance proceeds which would have been payable if the insurance policies had been carried, which amounts shall be treated as insurance proceeds for all purposes under this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1                           Notices.  Any notice required by or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered by overnight courier service, or by certified mail, return receipt requested, addressed as follows (or to such other address as a party shall inform the other party):

If to the County:	Broward County Port Everglades Dept.
ATTN: Port Everglades’ Chief Executive
1850 Eller Drive
Fort Lauderdale, Florida 33316

With a copy to:	County Administrator, Governmental Center
115 S. Andrews Avenue
Fort Lauderdale, Florida 33301

If to FEC:	Florida East Coast Railway
7411 Fullerton Street, Suite 100
Jacksonville, Florida 32256
Attention: Husein Cumber, Executive Vice President for
Corporate Development

With a copy to:	Florida East Coast Railway
7411 Fullerton Street, Suite 100
Jacksonville, Florida 32256
Attention: Robert Ledoux, Vice President, General
Counsel & Corporate Secretary

13.2                           Amendment.  This Agreement may be amended only in writing executed by both Parties.

13.3                           Entire Agreement.  This Agreement, including its exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements (whether oral or written) between them with respect to the subject matter hereof.

13.4                           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

13.5                           Counterparts.  This Agreement may be executed in two or more counterparts which have been signed and delivered by each of the Parties (a Party may execute a copy of this Agreement and deliver it by e-mail transmission; provided, however, that any such Party shall promptly deliver an original signed copy of this Agreement).

13.6                           Jurisdiction and Venue.  The exclusive, convenient, and proper venue for any legal proceeding arising out of, or related to, this Agreement shall be Circuit Court in and for Broward County, Florida or a federal court in and for Broward County, Florida.  Each party waives any defense, whether asserted by motion or pleading, that Broward County is an improper or inconvenient venue.

13.7                           Time of Essence.  Time is of the essence in the performance of this Agreement.

13.8                           Headings.  The headings used herein are for convenience of reference only and shall not constitute a part hereof or affect the construction or interpretation hereof.

13.9                           Severability.  If any clause, provision, or section hereof is held illegal, invalid, or unenforceable by any court, the illegality, invalidity, or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions, or sections hereof, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable clause, provision or section had not been contained herein.

13.10                     Waiver.  No failure on the part of any party to exercise, and no delay in exercising, and no course of dealing with respect to any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy provided at law or in equity, except as expressly set forth herein.

13.11                     Terminology.  All personal pronouns used herein, whether used in the masculine, feminine, or neuter gender, shall include the singular.

13.12                     Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.  No person other than FEC and the County and the successors and assigns of each (and the City as expressly provided above), shall have any rights whatsoever under this Agreement.

13.13                     Radon Notice.  “RADON GAS:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your County health department.”

13.14                     Estoppel Certificates.  Each Party shall, from time to time, upon thirty (30) days’ written request, provide to the requesting Party or any other person identified by the requesting Party with an estoppel certificate stating whether the other Party is in default hereunder, whether this Agreement is in full force and effect, and whether this Agreement has been modified.

13.15                     Joint Preparation.  The Parties acknowledge that they have sought and received whatever competent advice and counsel as was necessary for them to form a full and complete understanding of all rights and obligations herein and that the preparation of this Agreement has been their joint effort.  The language agreed to expresses their mutual intent and the resulting document shall not, solely as a matter of judicial construction, be construed more strictly against one of the Parties than the other.

13.16                     Priority of Provisions.  If there is a conflict or inconsistency between any term, statement, requirement, or provision of any exhibit attached hereto, any document or events referred to herein, or any document incorporated into this Agreement by reference and a term, statement, requirement, or provision of this Agreement, the term, statement, requirement, or provision contained in Articles I through XXIII of this Agreement shall prevail and be given effect.

13.17                     Public Entity Crimes Act.  FEC represents that its execution of this Agreement will not violate the Public Entity Crimes Act (Section 287.133, Florida Statutes), which essentially provides that a person or affiliate who is a contractor, consultant or other provider and who has been placed on the convicted vendor list following a conviction for a Public Entity Crime may not submit a bid on a contract to provide any goods or services to County, may not submit a bid on a contract with County for the construction or repair of a public building or public work, may not submit bids on leases of real property to County, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with County, and may not transact any business with County in excess of the threshold amount provided in Section 287.017, Florida Statutes, for category two purchases for a period of thirty-six (36) months from the date of being placed on the convicted vendor list.  Violation of this section shall result in termination of this Agreement by County, by its Board of County Commissioners, and recovery of all monies paid hereto, and may result in debarment from County’s competitive procurement activities.

ARTICLE XIV

LABOR HARMONY; SECURITY

14.1                           Labor Harmony.  FEC shall furnish labor that can work in harmony with all other elements of labor employed or to be employed in connection with the services to be rendered hereunder.  Without limiting the generality of the foregoing, labor harmony shall include the provision of labor that will not cause, cause to be threatened, engage in, or give rise to, either directly or indirectly, any work disruption, slowdown, stoppage or any violence or harm to any person or property while performing any work, or activities incidental thereto, including but not limited to: traveling to or from the ICTF; loading, transporting and off-loading of equipment and materials; delivery, receipt, and unloading of materials or equipment at the ICTF; the performing of this Agreement at the ICTF; or any non-working time associated with the above while employees are at the ICTF or otherwise within the Port (including but not limited to lunch hours or other breaks).

14.2                           Security.  FEC, at its sole cost, shall be responsible for all applicable security on the Premises and all improvements thereon and shall take and require others to take as required, whatever legal precautions are necessary to protect the Premises, improvements thereon, and all persons and property thereon.  In addition, FEC and County acknowledge that security measures at Port Everglades will or may be increased with respect to seaport security, immigration, drug interdiction, and other import and export controls and that such efforts may impact the Premises.  In this regard, FEC agrees to cooperate with County’s efforts to increase security and agrees to comply with all applicable security related laws, rules, and regulations (whether imposed by the United States Customs and Border Protection, the United States Coast Guard, State of Florida or County (provided that, with respect to the County, no such laws, rules, and regulations are discriminatory as to FEC).  Furthermore, FEC shall comply with the requirements of the Federal Transportation Worker Identification Credential (“TWIC”) and any other state and local port access requirement, as applicable; provided, however, that the Parties shall cooperate in order to provide for domestic truck drivers to access the domestic portion of the ICTF without the need for complying with TWIC requirements.

ARTICLE XV

FORCE MAJEURE

15.1                           Force Majeure Event.  Notwithstanding anything to the contrary contained in this Agreement, should any fire or other casualty, act of nature, earthquake, flood, hurricane, lightning, tornado, epidemic, landslide, war, terrorism, riot, civil commotion, general unavailability of materials, strike, slowdown, labor dispute, governmental laws or regulations, or other occurrence beyond FEC’s or County’s control (“Force Majeure Event”) prevent performance of this Agreement in accordance with its provisions, performance of this Agreement by either party shall be suspended or excused to the extent commensurate with such occurrence, except as specifically provided herein.

ARTICLE XVI

ZONING AND PERMITTING

16.1                           Zoning and Permitting.  It shall be the sole obligation of FEC, with assistance from the County, but not at County expense, to obtain any permits and/or zoning approvals which may be required to construct the ICTF and any additional improvements which FEC may hereafter desire to make on the Premises.  The County, acting solely in its capacity as the fee owner of the Land, shall cooperate with FEC as may be reasonably required, to enable FEC to obtain any permits and/or zoning approvals for the ICTF and any additional improvements, including, but not limited to, by joining in any applications for such permits and/or zoning changes.

ARTICLE XVII

ACCESS/INGRESS AND EGRESS/NEW ROADWAY

17.1                           Access.  FEC shall have access to the Premises 24 hours per Day, 7 Days per week, 365 Days per year.

17.2                           Ingress and Egress.  FEC, its invitees, licensees, agents, guests, contractors, suppliers of material and furnishers of services, shall have the right of ingress and egress via appropriate public ways to be used in common with others having rights of passage within Port Everglades.

17.3                           New Roadway.  Adjacent to (and not within) the Premises is an area shown on Exhibit A that is intended to be a roadway from Eller Drive to the entrance to the ICTF for domestic cargo access to the ICTF (the “Roadway”).  FEC shall construct the Roadway as part of the construction of the Facility.  From and after completion of the Roadway, the Roadway will be available for use by the public.  From and after completion of the Roadway, the County, at its expense, is responsible for all repair and maintenance of the Roadway, and the County shall be responsible for all claims brought by users of the Roadway except for claims caused by the negligence or willful misconduct or other intentional acts of FEC.

ARTICLE XVIII

CONSENTS AND APPROVALS

18.1                           Granting or Failure to Grant Approvals or Consents.  All consents and approvals which may be given by a Party under this Agreement shall, as a condition of their effectiveness, be in writing.  The granting by a Party of any consent to or approval of any act requiring consent or approval under the terms of this Agreement, or the failure on the part of a Party to object to any such action taken without the required consent or approval, shall not be deemed a waiver by the Party whose consent was required of its right to require such consent or approval for any other act.

18.2                           Standard.  Unless this Agreement specifically provides for the granting of consent or approval at a Party’s sole discretion, then consents and approvals which may be given by a Party under this Agreement shall not (whether or not so indicated elsewhere in this Agreement) be unreasonably withheld or conditioned by such Party and shall be given or denied within the time period provided, and if no such time period has been provided, within a reasonable time.  Upon disapproval of any request for a consent or approval, the disapproving Party shall, together with notice of such disapproval, submit to the requesting Party a written statement setting forth with specificity its reasons for such disapproval.

18.3.                        Approvals for the County.  The County hereby agrees that, subject to applicable laws and regulations, the Port Everglades Chief Executive (or the Port Everglades Chief Executive’s authorized designee) shall be authorized to grant consents or approvals on behalf of the County with respect to this Agreement; provided, however, that the County does not delegate to the Port Everglades Chief Executive the right or authority to approve of an amendment or an assignment of this Agreement or of a sub-lease of the Land, or of a recognition agreement if such an agreement is required pursuant to Section 8.6(a) hereof.

18.4                           No Fees, etc.  Except as otherwise expressly authorized in this Agreement, no fees or charges of any kind or amount shall be required by either Party hereto as a condition of the grant of any consent or approval which may be required under this Agreement (provided that the foregoing shall not be deemed in any way to limit the County acting in its governmental, as distinct from its proprietary, capacity from charging governmental fees on a nondiscriminatory basis).

18.5                           Police Powers.  The County cannot, and hereby specifically does not, waive or relinquish any of its regulatory approval or enforcement rights and obligations as it may relate to the County acting in its governmental, as distinct from its proprietary, capacity, such as nondiscriminatory regulations governing the Premises and any improvements thereon, and maritime-related operations and activities at Port Everglades.  Nothing in this Agreement, shall be deemed to create an affirmative duty of County to abrogate its sovereign right to exercise its police powers and governmental powers by approving or disapproving or taking any other action in accordance with its zoning and land use codes as amended, administrative codes as amended, ordinances as amended, rules and regulations as amended, federal laws and regulations as amended, state laws and regulations as amended, and grant agreements as amended.

18.6                           Changes in Law.  If any changes are made to the law affecting the ICTF or otherwise affecting the operation of FEC at the ICTF or otherwise on its system, including but not limited to changes to the ICC Termination Act of 1995, Pub. L. 104-88, 109 Stat. 803 (December 29, 1995), and if such changes have an impact on FEC’s rights or obligations with respect to the ICTF and the Parties’ ability to secure the benefit of the bargain set forth in this Agreement, the Parties agree to meet and confer and if necessary to negotiate in good faith changes to this Agreement that will address such changes and attempt to restore the Parties to the benefit of the bargain reflected herein.

ARTICLE XIX

NONDISCRIMINATION

19.1                           Nondiscrimination.  FEC shall not unlawfully discriminate against any person in its operations and activities or in fulfilling its obligations under this Agreement.

ARTICLE XX

REPRESENTATIONS

20.1                           Representations of the County.  The County represents and warrants to FEC as of the Effective Date as follows:

(a)                                  Title.  The County has fee simple title to the Land, possesses full power and authority to deal with the Land in all respects and no other party has any right or option thereto or in connection therewith, including, without limitation, that there are no options, rights of first offer or rights of first refusal to purchase or lease the Land or any portion thereof or interest therein.

(b)                                 No Condemnation.  There are no pending or, to the actual knowledge of the County, threatened condemnation or annexation proceedings or actions affecting the Land.

(c)                                  No Litigation.  There are no pending or, to the actual knowledge of the County, threatened actions or legal proceedings affecting the Land or the County’s interest therein.

(d)                                 Laws.  The County has not received notice nor has the County any actual knowledge of any uncured violation of any laws affecting any part of the Land.

(e)                                  Hazardous Materials.  To the best of the County’s knowledge, the Land (including the surface water, ground water, and any improvements) do not contain any underground storage tanks, urea formaldehyde, or any other Hazardous Materials.

(f)                                    Authority.  The County has full right and authority to enter into this Agreement and consummate the transaction contemplated hereby.  All requisite governmental action has been taken by the County in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transaction contemplated hereby.  Each of the persons signing this Agreement on behalf of the County is authorized to do so.

(g)                                 Consents; Binding Obligations; Violations.  All consents and approvals which may be required in order for the County to enter into this Agreement or consummate the transaction contemplated hereby have been obtained.  This Agreement and all documents required hereby to be executed by the County are and will be valid, legally binding obligations of and enforceable against the County in accordance with their terms.  Neither the execution of this

Agreement nor the consummation of the transaction contemplated hereby will be in violation of any judgment, order, permit, writ, injunction or decree of any court, commission, bureau or agency to which the County is subject or by which the County is bound, or constitute a breach or default under any agreement or other obligation to which the County is a party or otherwise bound.

20.2                           Representations of FEC.  FEC represents and warrants to the County as of the Effective Date as follows:

(a)                                  Authority.  FEC is a limited liability company, duly organized and validly existing under the laws of the State of Florida, and has all authority and power to own its properties and carry on its business.  FEC is qualified to do business in the State of Florida and it will take such action as, from time to time hereafter, may be necessary to remain so qualified.  FEC has full right and authority to enter into this Agreement and consummate the transaction contemplated hereby.  All requisite limited liability company action has been taken by FEC in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transaction contemplated hereby.  Each of the persons signing this Agreement on behalf of FEC is authorized to do so.

(b)                                 Consents; Binding Obligations; Violations.  All consents and approvals which may be required in order for FEC to enter into this Agreement or consummate the transaction contemplated hereby have been obtained.  This Agreement and all documents required hereby to be executed by FEC are and will be valid, legally binding obligations of and enforceable against FEC in accordance with their terms.  Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will be in violation of any judgment, order, permit, writ, injunction or decree of any court, commission, bureau or agency to which FEC is subject or by which FEC is bound, or constitute a breach or default under any agreement or other obligation to which FEC is a party or otherwise bound.

(c)                                  Litigation.  There is not pending or, to the knowledge of FEC, threatened any action by any other person which would if adversely determined have a material adverse effect on FEC or on the rights of the Parties under this Agreement, and there is no bankruptcy or similar proceeding pending or, to the knowledge of FEC threatened against FEC or any Affiliate of FEC.

(d)                                 Effective Date; Survival.  No claim for a breach of any representation or warranty of FEC will be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to the County prior to execution of this Agreement.

ARTICLE XXI

BOND REQUIREMENTS

21.1                           Bond.  Prior to commencement of construction of the ICTF, FEC shall furnish (or shall cause its design-build contractor to furnish) to County’s Port Everglades Department the following:

(a)                                  Performance Bond and Payment Bond (Surety):

(i)                                     A performance bond and payment bond in a form reasonably acceptable to the County’s Port Everglades Department, which may be a joint obligee bond in favor of FEC and the County.

(ii)                                  The Bonds shall be in the amount of one hundred percent (100%) of the construction amount guaranteeing to County, the completion and performance of the construction and development on the Premises as provided in this Agreement, as well as full payment of all suppliers, materialpersons, laborers, or subcontractors performing services in connection with the improvements to the Premises.  The Bonds shall be with a Surety company which is qualified pursuant to the County’s standards for Surety’s on County construction projects as follows:

a.                                       Qualifications of Surety:

(1)                                  A separate performance bond and payment bond must be executed by a Surety company of recognized standing, authorized to do business in the state of Florida as Surety, having a resident agent in the state of Florida and having been in business with a record of successful continuous operation for at least five (5) years.

(2)                                  In addition to the minimum qualifications set forth above, the Surety company must meet at least one of the following additional qualifications:

(A)                              The Surety company shall hold a current certificate of authority as acceptable surety on federal bonds in accordance with United States Department of Treasury Circular 570, Current Revisions.  If the amount of the Bond exceeds the underwriting limitation set forth in the circular, in order to qualify, the net retention of the surety company shall not exceed the underwriting limitation in the circular, and the excess risks must be protected by coinsurance, reinsurance, or other methods in accordance with Treasury Circular 297, revised September 1, 1978 (31 CFR Section 223.10 Section 223.111).  Further, the Surety company shall provide County with evidence satisfactory to County, that such excess risk has been protected in an acceptable manner.

(B)                                The Surety company shall have at least the following minimum ratings in the latest revision of Best’s Insurance Report:

Size
Amount of Bond	Ratings	Category

500,001 to 1,000,000	B+	Class I
1,000,001 to 2,000,000	B+	Class II
2,000,001 to 5,000,000	A-	Class III
5,000,001 to 10,000,000	A-	Class IV
10,000,001 to 25,000,000	A-	Class V
25,000,001 to 50,000,000	A-	Class VI
50,000,001 or more	A	Class VII

(iii)     The Bonds shall continue in effect for one year after final completion and acceptance of the work with liability equal to one hundred percent (100%) of the construction price, or an additional bond shall be conditioned that FEC will, upon notification by County’s Port Everglades Chief Executive, correct any defective or faulty work or materials which appear within one (1) year after completion of the construction work.

OR —

(b)                                 Performance and Payment Guaranty:

In lieu of a performance bond and payment bond, FEC may furnish an alternate form of security which may be in the form of cash, money order, certified check, cashier’s check or irrevocable letter of credit.  Such alternate forms of security shall be for the same purpose and shall be subject to the same conditions as those applicable above and shall be held by County and remain in effect for one (1) year after final completion and acceptance of the work.

ARTICLE XXII

LANDLORD’S LIENS

22.1                           Landlord’s Liens.  The County agrees to subordinate its statutory landlord’s lien to the SIB in connection with the SIB Loan and to any refinance of the SIB Loan which is in an amount that does not exceed the then-outstanding balance of the SIB Loan and is for a term not exceeding the Initial Term and is at an interest rate that does not exceed ten percent (10%), such subordination to be in form and content reasonably acceptable to the County and the applicable lender.

ARTICLE XXIII

WAIVER OF JURY TRIAL

23.1                        JURY TRIAL WAIVER.  FEC AND THE COUNTY EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ISSUE OR CONTROVERSY ARISING UNDER THIS AGREEMENT.

[signatures begin on next page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

BROWARD COUNTY through its BOARD OF COUNTY COMMISSIONERS, signing by and through its Mayor or Vice Mayor, authorized to execute same by Board action on the 20 day of March, 2012, and FEC, signing by and through its President, duly authorized to execute same.

COUNTY:

ATTEST:	BROWARD COUNTY, by and through
its Board of County Commissioners

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Broward County Administrator, as	Mayor
Ex-officio Clerk of the Broward County
Board of County Commissioners

20th day of March, 2012

WITNESSES:

/s/ Jodi Gardner
	Print name:	JODI GARDNER

/s/ Andre Morrell
	Print name:	ANDRE MORRELL

Approved as to Insurance	Approved as to form by
Requirements by	Office of County Attorney
RISK MANAGEMENT DIVISION	Broward County, Florida
JONI ARMSTRONG COFFEY, County Attorney
1850 Eller Drive, Suite 502
Fort Lauderdale, Florida 33316
	Telephone:	(954) 523-3404
	Telecopier:	(954) 523-2613

/s/ Jacqueline A. Binns 2/13/12	By:	/s/ Russell J. Morrison
Risk Management Division		Russell J. Morrison (2/13/12)
Sr. Assistant County Attorney
Jacqueline A. Binns
Risk Insurance and	By:	/s/ Noel M. Pfeffer
Contracts Manager		Noel M. Pfeffer (2/14/12)
Deputy County Attorney

STATE OF FLORIDA	)
)ss:
COUNTY OF BROWARD	)

The foregoing instrument was acknowledged before me this 20th day of March, 2012, by John E. Rodstrom, Jr., as            Mayor of Broward County, Florida, a political subdivision of the State of Florida, on behalf of the political subdivision. She is personally known to me.

/s/ Mary Anne Darby
Notary Public
Print Name:	Mary Anne Darby
My commission expires:

[signatures continue on next page]

FEC:

FLORIDA EAST COAST RAILWAY, L.L.C., a
Florida limited liability company

		By:	/s/ James R. Hertwig
		Name:	James R. Hertwig
		Title:	President & CEO

10th day of February, 2012

WITNESSES:

/s/ Robert B. Ledoux
		Print name:	Robert B. Ledoux

/s/ Raymond Ertmer
		Print name:	Raymond Ertmer

STATE OF FLORIDA	)
)ss:
COUNTY OF Duval	)

The foregoing instrument was acknowledged before me this 10th day of February, 2012, by James R. Hertwig, as President & CEO of FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company, on behalf of the limited liability company. He/She is personally known to me.

/s/ Sandy L. Kelley
Notary Public
Print Name:	Sandy L. Kelley
My commission expires:

EXHIBITS:

Exhibit A                                               Description of Facility

Exhibit B                                                 Legal Description of Land

Exhibit C                                                 Settlement Agreement

EXHIBIT A

DESCRIPTION OF FACILITY

CONCEPTUAL LAYOUT
INTERMODAL FACILITY
Port Everglades, Florida

EXHIBIT A

EXHIBIT B

LEGAL DESCRIPTION OF LAND

EXHIBIT C

SETTLEMENT AGREEMENT

THIS AGREEMENT made as of the 22nd day of June, 2004 by and among CITY OF HOLLYWOOD, a Florida municipal corporation (“City”), BROWARD COUNTY, a political subdivision of the State of Florida (“County”), PE LAND HOLDINGS, LLC, a Florida limited liability company (“Tenant”), FLORIDA EAST COAST INDUSTRIES, INC., a Florida corporation which wholly owns Tenant (“FECI”) and FLAGLER DEVELOPMENT COMPANY, a Florida corporation which is a wholly owned subsidiary of FECI (“Flagler”).

RECITALS

WHEREAS, County and Tenant were parties to that certain Lease (“Lease”) dated October 15, 1997 between County and World Gate Associates Limited Partnership, predecessor in interest to Tenant, (“World Gate”) relating to a ninety-seven (97) acre site

(“World Gate Site”) in Port Everglades, Broward County, Florida, which site is within the municipal boundary of City;

WHEREAS, City and County are among the parties to that certain Interlocal Agreement (“Interlocal Agreement”) dated May 6, 1994 among City, County and the cities of Fort Lauderdale and Dania, Article IV of which provided, inter alia, for payments in lieu of ad valorem taxes with respect to Port Everglades;

WHEREAS, County, City, and Tenant are parties to that certain Agreement relating to acquisition of property by Broward County (“Tri-Party Agreement”) dated September 30, 1997 among County, City and World Gate, which Agreement provided, inter alia, for certain payments to City in lieu of ad valorem taxes with respect to the World Gate Site upon the acquisition of the site by County, which payments would continue for the term of the Lease, including any renewals thereof;

WHEREAS, Tenant’s obligations under the Tri-Party Agreement were guaranteed pursuant to that Certain Guaranty (“Guaranty”) dated November 16, 1997 issued by Michael J. Swerdlow, an affiliate of World Gate (“Swerdlow”) to City;

WHEREAS, Flagler acquired World Gate’s interest in the Lease and assumed World Gate’s obligations under the Lease and the Tri-Party Agreement, all pursuant to that certain Assignment and Assumption of Lease dated November 30, 2000, and incident thereto Flagler agreed to indemnify Swerdlow with respect to his obligations under the Guaranty pursuant to that certain Indemnity Agreement dated November 30, 2000 between Flagler and Swerdlow;

WHEREAS, Tenant acquired Flagler’s interest in the Lease and assumed Flagler’s obligations under the Lease and the Tri-Party Agreement pursuant to that certain Assignment and Assumption of Lease and Improvements dated July 23, 2003;

WHEREAS, the obligations of Tenant, as successor in interest to World Gate, to City under the Tri-Party Agreement are further secured by that certain Collateral Assignment of Lease (“Collateral Assignment”) dated November 16, 1997 between World Gate and City;

WHEREAS, County and Tenant have terminated the Lease pursuant to that certain Lease Termination Agreement dated March 15, 2004 (“Lease Termination Agreement”);

WHEREAS, City has asserted various claims against County and Tenant with respect to past and future payments in lieu of ad valorem taxes relating to the World Gate Site, including, without limitation, claims under or related to the Interlocal Agreement, the Tri-Party Agreement and/or the Collateral Assignment and the matters set forth in City commission Resolution No R- 2004-92, and claims against Swerdlow under the Guaranty (all of such claims collectively the “City Claims”); and

WHEREAS, the parties desire to resolve the City Claims upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.   Initial Payment to City.  FECI shall pay to City One Million Eight Hundred Thousand Dollars ($1,800,000.00) in cash within five business days following the full authorization, execution and delivery of this Agreement by all parties hereto.

2.   Future Payments to City.

(a)   Current Tenants.  County has currently leased portions of the space within the existing warehouse on the World Gate Site to Chiquita Bands Company, North America (“Chiquita”) and Toyota Tsusho America, Inc. (“Toyota”) (collectively the “Current Leases”). County shall make annual payments to City in lieu of ad valorem taxes relating to such space on January 15, 2005 and on each January 15th thereafter in an amount equal to the amounts which Toyota and Chiquita would have been required to pay under paragraph (b) with respect to the preceding year but for the fact that their respective leases were entered into prior to the date of this Agreement, but in the case of Toyota the amount of such annual payment shall be based only on the portion of the Rate/sf which is in excess of 30¢; provided, however, that County shall be required to make such payments, as it relates to either Chiquita or Toyota, if and only to the extent that the applicable tenant is current in the payment of rent due under its lease as of the date such payment is owing to City.

(b)   Future Tenants.  Commencing on the date of this Agreement, County shall contractually require each of its tenants who lease all or any portion of the World Gage Site (other than under the Current Leases) to make annual payments to City in lieu of ad valorem taxes with respect to all periods during which such tenants have a right of possession as to such property, but not beyond December 31, 2032, in an amount equal to the product of (i) the following rate per square foot for the applicable calendar year, multiplied by (ii) the amount of square footage of floor space leased by such tenant in the building(s), if any, located on such property as to which certificates of occupancy or their equivalent have been issued (with a reasonable allocation (proportionate to all occupiable space within such building(s)) of any common areas within such building (s) consistent with any such allocation relating thereto made in the tenant’s lease):

Calendar Year	Rate/sf

2005	30¢
2006	30¢
2007	30¢
2008	30¢
2009	36¢
2010	42¢
2011	48¢
2012	54¢
2013	60¢
2014	63¢
2015	66¢
2016	69¢
2017	72¢
2018-2032	75¢

provided that in no event shall any such annual payment be in an amount less than $2,103.09 per acre multiplied by the total land area which is a part of the World Gate Site which is leased by such tenant (without allocation of any land area other than that as to which it has a right to exclusive possession).  County shall contractually require that (i) each such annual payment be made by the tenant on or before January 15th following the year with respect to which it was determined, (ii) if such payment is not paid when due the tenant shall in addition pay City interest thereon at the rate of one percent (1%) per month from the due date through the date of payment, (iii) if the tenant’s lease includes a security deposit, such deposit shall be available to secure the tenant’s payment obligations to City, subject and subordinate to any claim by County against such deposit, and (iv) in the event of a partial lease year during a calendar year, the amount due to City with respect to such calendar year shall be prorated to reflect the length of such partial lease year relative to a full twelve months.  For purposes of this paragraph (b), the square footage of buildings on the World Gate Site shall be determined as of July 1st of the applicable year and “building” shall mean any leaseable above-ground improvement or portion of improvement (i.e., the type of structure that, in the ordinary course of business, is considered a structure for which rent is collected, whether or not rent is actually collected for the structure) on the World Gate Site, which has a roof.  If at any time ad valorem taxes are assessed and paid with respect to any portion of the property leased by such tenant, then the tenant shall be entitled to a credit against the amount owing to City under this paragraph (b) in the amount of such paid taxes.

(c )   Sale.  In the event that County sells the World Gate Site or any portion thereof to a third party prior to December 31, 2032, then for purposes of paragraph (b) the purchaser shall be deemed to have leased all of such portion from County for a term commencing on the closing of the sale, with its right of possession commencing on the commencement of such term and continuing through December 31, 2032.

(d )  City as Beneficiary; Non-Recourse as to County.  City is intended to be, and shall expressly be named in all future leases as, a third party beneficiary of the contractual requirements to be obtained by County from its tenant(s) and purchaser(s) pursuant to this Paragraph 2.  Each such contractual requirement, upon being established by County, is without recourse against County.

3.   Release by City.

(a)   Release.  City hereby remises, releases, acquits, satisfies, and forever discharges and fully releases each of the Paragraph 3 Released Parties (as defined in paragraph (b)) of and from all manner of known, unknown, natural, unnatural or unsuspected actions, causes of action, claims, liabilities, suits, debts, dues, sum of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, expenses, attorney’s fees, compensation and all other damages and demands whatsoever, in law or in equity, now accrued or hereafter to accrue, which city ever had, now has or may have in the future, against the Paragraph 3 Released Parties or any of them, for, upon or by reason of any matter, cause or thing whatsoever, know or unknown, past, present or future relating to the World Gate Site, including, without limitation, any such matter, cause or thing arising under or with respect to any of the following:

(i)                                     any City Claim;

(ii)                                  Article IV of the Interlocal Agreement, but only insofar as it relates to the World Gate Site;

(iii)                               the Tri-Party Agreement (except, in the case of County, Section 2 thereof);

(iv)                              the Guaranty;

(v)                                 the Collateral Assignment; or

(vi)                              the Lease, including, without limitation, the termination thereof and the entering into and/or consummation of the Lease Termination Agreement;

provided, however, that this release shall not release FECI with regard to its obligations under Paragraph I hereof nor County with regard to its obligations under Paragraph 2 hereof.

(b)   Paragraph 3 Released Parties.  As used in paragraph (a), the term “Paragraph 3 Released Parties” shall mean (v) Tenant, Flagler, FECI, and all entities owned directly or indirectly by FECI and all of their respective current and past officers, directors, agents, employees, independent contractors and legal representatives, (w) County and its current and past officers, Commissioners, agents, employees, independent contractors and legal representatives, (x) Swerdlow, (y) World Gate, Port Everglades Commerce Center Associates Limited Partnership, all of their respective affiliates, and all of their respective current and past partners, shareholders, members, managers, officers, directors, agents, employees, independent contractors and legal representatives, and (z) any of their respective predecessors, heirs, successors or assigns, as previously or hereinafter composed.

4.   Release of City.

(a)    Release.  County, Tenant, FECI and Flagler (collectively, the “Paragraph 4 Releasing Parties”), hereby remise, release, acquit, satisfy, and forever discharge and fully release each of the City Released Parties (as defined in paragraph (b)) of and from all manner of known, unknown, natural, unnatural or unsuspected actions, causes of action, claims, liabilities, suits, debts, dues, sum of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, expenses, attorney’s fees, compensation and all other damages and demands whatsoever, in law or in equity, now accrued or hereafter to accrue, which any of the Paragraph 4 Releasing Parties ever had, now have or may have in the future, against the City Released Parties or any of them, for, upon or by reason of any matter, cause or thing whatsoever know or unknown, past, present or future, relating to the World Gate Site, including, without limitation, any such matter, cause or thing arising under or with respect to any of the following:

(i)                                     Article IV of the Interlocal Agreement, but only insofar as it relates to the World Gate Site; or

(ii)                                  The Tri-Party Agreement (except Section 2 thereof)

(b)    City Released Parties.  As used in paragraph  (a), the term “City Released Parties” shall mean City and its current and past officers, Commissioners, agents, employees, independent contractors and legal representatives, and any of their respective predecessors, heirs, successors or assigns, as presently or hereinafter composed.

5.   Termination of Certain Instruments.  The parties hereto hereby acknowledge and agree that each of the following instruments have been or are hereby terminated and are of no further force or effect:

(i)                                     Lease;

(ii)                                  Tri-Party Agreement, except that Section 2 thereof, insofar as it relates to City and County, shall remain in full force and effect;

(iii)                               Article IV of Interlocal Agreement, but only insofar as it relates to any of the approximately 272 acres of land purchased by County from Port Property Associates, L.P. pursuant to that certain Purchase and Sale

Agreement dated September     , 1997 (Article IV, and the remaining provisions of Interlocal Agreement, shall otherwise remain in full force and effect);

(iv)                              Collateral Assignment; and

(v)                                 Guaranty.

City shall execute and deliver to Tenant such further documentation as Tenant may from time to time reasonable request to confirm on the public record that each of such documents has been terminated.

6.   Return of Letter of Credit By County.  Upon the full authorization, execution and delivery of this Agreement by all parties hereto, County shall deliver to FECI the original of the letter of credit provided to County pursuant to the provisions of Section 2 of that certain Indemnification Agreement dated March 15, 2004 between County and FECI, together with any amendments thereto and any other documentation reasonably requested by the issuer of such letter of credit evidencing the termination thereof.

7.   Miscellaneous.

(a)  Each party acknowledges that the releases provided for in Paragraphs 3 and 4, as applicable, have been freely and voluntarily executed by the party granting same after having consulted with their respective counsel, and that such party has not relied on any inducements, promises or representations made by any other party hereto or their employees or agents in entering into this Agreement except as set forth herein.

(b)  Each party represents and warrants to each of the other parties hereto that (i) its execution and delivery of this Agreement has been authorized by all necessary corporate action, and (ii) all other actions required to be taken to authorize execution of this Agreement and performance of all obligations undertaken by such party have been duly and regularly taken.

(c)  This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective successors and assigns.

(d)  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the application of conflict of laws principles, except to the extent such laws are superseded by federal law.

(e)  In the event that any party initiates litigation or any other proceeding arising from, related to, or in connection with, this Agreement or the subject matter thereof, the sole venue for such litigation shall be in the Circuit Court in and for Broward County, Florida.

(f)  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior verbal and written agreements and understandings relating thereto.  No party hereto has made any representation or warranty or covenant in connection with the subject matter set forth herein except as expressly stated herein.

(g)  The parties may execute this Agreement in multiple counterparts, each of which shall constitute an original and together shall constitute one and the same instrument.

(h)  Any notice to be given or served upon any party hereto in connection with this Agreement must be in writing and may be given by certified or registered mail, FedEx or other nationally recognized overnight courier, hand-delivery or facsimile (with an original immediately followed by certified or registered mail or overnight courier) and shall be deemed to have been given upon the earlier of when received or two (2) business days after notice is sent. Notices shall be delivered to the addresses set forth below:

If to City:

City Manager
City of Hollywood
P.O. Box 229045
Hollywood, FL 33022-9045

If to County:

County Administrator
Office of County Administrator
Broward County Governmental Center
115 South Andrews Avenue, Suite 409
Fort Lauderdale, FL 33301

If to Tenant:

PE Land Holdings LLC
c/o Florida East Coast Industries, Inc.
One Malaga Street
St. Augustine, FL 32084
Attention: Heidi J. Eddins, Esq.
Executive Vice President and General Counsel

If to FECI:

Florida East Coast Industries, Inc.
One Malaga Street
St. Augustine, FL 32084
Attention: Heidi J. Eddins, Esq.
Executive Vice President and General Counsel

If to Flagler:

Flagler Development Company
10151 Deerwood Park Boulevard
Building 100, Suite 330
Jacksonville, FL 32256
Attention: James A. Hoener, Esq.
Counsel

(i)  Each party to this Agreement acknowledges that it has participated in the negotiation of this Agreement and that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or any governmental or judicial authority by reason of such person’s having drafted or been deemed to have drafted such provision.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

CITY:

Attest:	CITY OF HOLLYWOOD

/s/ Patricia Clerny	By:	/s/ Mara Giulianti
Clerk	Mayor

	By:	/s/ Cameron D. Benson
(SEAL)	City Manager

22nd day of June, 2004

Approved as to form and legality for use
reliance of City of Hollywood only:

/s/ Daniel L. Abbott
City Attorney

COUNTY:
Attest:	BROWARD COUNTY, through its Board

Of County Commissioners

/s/ Roger Desjarlais	By:	/s/ Ilene Lieberman
County Administrator and Ex-Officio	Name:	Ilene Lieberman
Clerk of the Board of County	Title:	Mayor
Commissioners of Broward County,	Date:	6/22/04
Florida
(SEAL)	22nd day of June, 2004

Approved as to form by Office of County
Attorney, Broward County, Florida
EDWARD A. DION, County Attorney
115 S. Andrews Avenue, Suite 423
Fort Lauderdale, FL 33301
Telephone: (954) 357-7600
Telecopier: (954) 357-6968

	By:	/s/
Assistant County Attorney

TENANT:

PE LAND HOLDINGS, LLC, a Florida
Limited liability company

	By:	Florida East Coast Industries, Inc., a
Witness:		Florida corporation, its managing
and sole member

/s/ Linda Jackson	By:	/s/ Heidi J. Eddins
Executive Vice President, Secretary
/s/ Gayle Robideaux		and General Counsel

FECI:

Witness:	FLORIDA EAST COAST INDUSTRIES, INC.

/s/ Linda Jackson	By:	/s/ Heidi J. Eddins
Executive Vice President, Secretary
/s/ Gayle Robideaux		and General Counsel

FLAGLER:

Witness:	FLAGLER DEVELOPMENT COMPANY

/s/ Linda Jackson	By:	/s/ Heidi J. Eddins
Secretary
/s/ Gayle Robideaux